Exhibit 99.01
For more information, please contact:
Investors and Shareholders
Jennifer Jordan
Cadence Design Systems, Inc.
408-944-7100
investor_relations@cadence.com
Media and Industry Analysts
Adolph Hunter
Cadence Design Systems, Inc.
408-914-6016
publicrelations@cadence.com
Cadence Announces Restructuring Program
Company Expects to Achieve Annual Operating Expense Savings of at Least $150 Million
     SAN JOSE, Calif.—Nov. 5, 2008—Cadence Design Systems, Inc. (NASDAQ: CDNS) today announced the commencement of a restructuring program designed to focus the company’s strategy, streamline the business and improve operational execution and financial performance. Upon completion of the restructuring, the company expects to achieve annual operating expense savings of at least $150 million through a combination of workforce and other expense reductions.
     The company expects to eliminate at least 625 full-time positions, representing 12% of its global employee base, plus a substantial number of contractors and consultants. Because of varying regulations in the jurisdictions and countries in which Cadence operates, workforce reductions will be realized over a period of time and are expected to be completed in the second half of fiscal 2009. Cadence expects to record a restructuring charge of approximately $65 million to $70 million pre-tax, $48 million of which will be recorded in the third quarter of 2008.

     “The actions that we are announcing today will enable Cadence to become a stronger and more focused company,” said Lip-Bu Tan, Interim Vice Chairman and member of the Interim Office of the Chief Executive. “The decision to streamline our workforce was made with the utmost care and respect for the hard-working and talented Cadence employees. We believe that with this restructuring we are acting in the best interests of our Company and our shareholders.”
     “In creating the restructuring plan, we emphasized those market segments where Cadence enjoys a leadership position, such as mixed-signal design, advanced verification, and low power design,” said Charlie Huang, Senior Vice President, member and chief of staff of the Interim Office of the Chief Executive. “Going forward, we will focus on excelling in our core business areas, and continuing to serve the needs of our semiconductor and electronic systems design customers as they innovate to create the next generation of electronic devices.”
     “We are taking decisive action to improve our operational execution and financial performance,” said Kevin S. Palatnik, Senior Vice President, Chief Financial Officer and member of the Interim Office of the Chief Executive. “The focus we are placing on efficiency and productivity, and the resulting restructuring actions, reflect our absolute commitment to improve operating performance.”
About Cadence
     Cadence enables global electronic-design innovation and plays an essential role in the creation of today’s integrated circuits and electronics. Customers use Cadence® software and hardware, methodologies, and services to design and verify advanced semiconductors, consumer electronics, networking and telecommunications equipment, and computer systems. Cadence reported 2007 revenues of approximately $1.6 billion. The company is headquartered in San Jose, Calif., with sales offices, design centers, and research facilities around the world to serve the global electronics industry. More information about Cadence and its products and services is available at www.cadence.com.

     Cadence is a registered trademark and the Cadence logo is a trademark of Cadence Design Systems, Inc. All other trademarks are the property of their respective owners.
     The statements contained above regarding the company’s planned restructuring and expected savings and the statements by Lip Bu Tan, Charlie Huang and Kevin S. Palatnik include forward-looking statements based on current expectations or beliefs, as well as a number of preliminary assumptions about future events that are subject to factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Readers are cautioned not to put undue reliance on these forward-looking statements, which are not a guarantee of future performance and are subject to a number of risks, uncertainties and other factors, many of which are outside Cadence’s control, including, among others: (i) Cadence’s ability to compete successfully in the electronic design automation product and the commercial electronic design and methodology services industries; (ii) Cadence’s ability to successfully complete and realize the expected benefits of the contemplated restructuring without significant unexpected costs or delays; (iii) change in customer demands, including the possibility that the announcement of our contemplated restructuring and management changes could result in delays in customers’ purchases of products and services; (iv) economic and industry conditions in regions in which Cadence does business; (v) fluctuations in rates of exchange between the U.S. dollar and the currencies of other countries in which Cadence does business; (vi) the effects of the announcement of the contemplated restructuring and management changes on Cadence’s business, including its strategic and customer relationships, ability to retain key employees and stock prices; and (vii) the outcome of the previously-announced investigation being conducted by the audit committee and the effects of any litigation and other proceedings to which we are or may become a party.
     For a detailed discussion of these and other cautionary statements, please refer to the company’s filings with the Securities and Exchange Commission. These include the company’s Annual Report on Form 10-K for the year ended December 29, 2007 and the risk factor section of Cadence’s Quarterly Report on Form 10-Q for the period ended June 28, 2008.